Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Offering Circular, filed pursuant to Regulation A on Form 1-A under the Securities Act of 1933, of our audit report dated November 3, 2020, with respect to the balance sheet of Lode Payments International LLC as of August 6, 2020 (inception), and the related statements of operations, changes in member’s equity, and cash flows for the period then ended, and the related notes to the financial statements.

/s/ Berkower LLC

Berkower LLC
Iselin, New Jersey
March 12, 2021